North America Structured Investments 13m RTY/SPX Capped Buffered Return Enhanced Note J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Underlyings: Russell 2000® Index and S&P 500® Index Upside Leverage Factor: 1.50 Maximum Return: [12.25% - 16.25%]* Buffer Amount: 10.00% Underlying Return: (Final Value – Initial Value) / Initial Value Initial Value: With respect to each Underlying, the closing level on the Pricing Date Final Value: With respect to each Underlying, the closing level on the Observation Date Pricing Date: March 29, 2019 Observation Date: April 27, 2020 Maturity Date: April 30, 2020 CUSIP: 48130W6E6 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48130W6E6/doctype/Product_Termsheet/document.pdf For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above. Certain Product Characteristics If the Final Value of each Underlying is greater than or equal to its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 × Lesser Performing Underlying Return × Upside Leverage Factor) If the Final Value of either Underlying is less than its Initial Value but the Final Value of each Underlying is greater than or equal to its Initial Value or less than its Initial Value by up to the Contingent Buffer Amount, you will receive the principal amount of our notes at maturity. If the Final Value of either Underlying is less than the Initial Value by more than the Buffer Amount, you will lose 1% of the principal amount of your notes for every 1% that the lesser performing Underlying has declined beyond the Buffer Amount. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. * To be determined on the Pricing Date, but not less than 12.25% or greater than 16.25% ** Reflects a Maximum Return of 12.25% for illustrative purposes. The hypothetical returns and hypothetical payments on the notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower. Hypothetical Returns on the Notes at Maturity** Underlying Performance Note Payoff at Maturity Payment at Maturity Underlying Return Hypothetical Lesser Performing Underlying Return Hypothetical Note Return Hypothetical Payment at Maturity 80.00% 12.25% $1,122.50 50.00% 12.25% $1,122.50 40.00% 12.25% $1,122.50 30.00% 12.25% $1,122.50 20.00% 12.25% $1,122.50 10.00% 12.25% $1,122.50 8.1667% 12.25% $1,122.50 5.00% 7.50% $1,075.00 0.00% 0.00% $1,000.00 -5.00% 0.00% $1,000.00 -10.00% 0.00% $1,000.00 -15.00% -5.00% $950.00 -30.00% -20.00% $800.00 -100.00% -90.00% $100.00

North America Structured Investments 13m RTY/SPX Capped Buffered Return Enhanced Note J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks ? Your investment in the notes may result in a loss. ? Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. ? No interest payments, dividend payments or voting rights. ? The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes. ? As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. ? J.P. Morgan is currently one of the companies that makes up the S&P 500® Index. ? The notes are subject to the risks associated with small capitalization stocks. ? You are exposed to the risk of decline in the level of each Underlying. Selected Risks (continued) ? JPM's estimated value of the notes will be lower than the original issue price (price to public) of the notes. ? JPM's estimated value of the notes is determined by reference to an internal funding rate. ? JPM's estimated value of the notes does not represent future values and may differ from others’ estimates. ? The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. ? Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. ? Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Additional Information SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-222672 and 333-222672-01